Exhibit 99.1

News Release CRESTWOOD EQUITY PARTNERS LP 700 Louisiana Street, Suite 2550 Houston, TX 77002 www.crestwoodlp.com

Crestwood Equity Announces First Quarter 2015

Financial and Operating Results

HOUSTON, TEXAS, May 6, 2015 – Crestwood Equity Partners LP (NYSE: CEQP) (“Crestwood Equity” or “CEQP”) reported today its financial results for the three months ended March 31, 2015. Crestwood Equity owns the general partner of Crestwood Midstream Partners LP (NYSE: CMLP) (“Crestwood Midstream” or “CMLP”).

In a separate press release issued today, Crestwood Equity and Crestwood Midstream announced the execution of a definitive agreement to merge the two partnerships and simplify Crestwood’s corporate structure into a single publicly-traded partnership with a consolidated enterprise value of approximately $7.5 billion. Under the terms of the agreement, each common unitholder of Crestwood Midstream will receive 2.75 common units of Crestwood Equity upon closing of the transaction. Completion of the transaction is subject to the approval of Crestwood Midstream’s unitholders and customary closing conditions. The transaction is expected to close in the third quarter 2015.

Additionally, in a separate press release issued today, Crestwood Midstream reported stand-alone financial and operating results. Except for the Natural Gas Liquids (NGL) supply and logistics assets, the operations reflected in the consolidated results reported herein are owned by Crestwood Midstream.

First Quarter 2015 Highlights

•	Consolidated Adjusted EBITDA in the first quarter 2015 was $141.9 million, a 22% increase, compared to $116.6 million in first quarter 2014

•	Assets owned by CMLP contributed Adjusted EBITDA of $124.7 million, a 26% increase, compared to $98.9 million in the first quarter 2014

•	Assets owned by CEQP contributed Adjusted EBITDA of $17.2 million, compared to $17.7 million in the first quarter 2014

•	Consolidated net income of $18.1 million for the first quarter 2015, a 37% increase, compared to net income of $13.2 million in the first quarter 2014

•	Crestwood Equity distributable cash flow of $21.4 million for the first quarter 2015, a 9% increase, compared to $19.7 million in the first quarter 2014

•	Crestwood Equity announced a first quarter cash distribution of $0.1375 per common unit, or $0.55 per common unit on an annualized basis, payable on May 15, 2015, to unitholders of record as of May 8, 2015

“The first quarter 2015 was another strong quarter for Crestwood Equity, on a consolidated basis, and a consistent quarter on a standalone basis. Having sold our Tres Palacios facility in the fourth quarter 2014, the current quarter highlights CEQP’s NGL platform on a standalone basis. After adjusting for Tres Palacios’ contribution in the first quarter 2014, the most recent quarter’s operational performance was relatively equivalent to the 2014 quarter, which was a record period for NGL demand and price volatility due to the historic cold weather experienced in the Northeast during the winter of 2013/14. These results highlight the value of our diversified NGL supply and logistics business that produces stable results even in markets with extreme price and volume volatility,” stated Robert G. Phillips, Chairman, President and Chief Executive Officer of Crestwood’s general partner.

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NEWS RELEASE

“During the first quarter 2015, our NGL marketing volumes were higher than the same period last year, due to the increased supplies we market for producer and processing customers from the growing Marcellus and Utica rich gas regions. While our trucking volumes declined during the period due to a range of issues from weather to a temporary driver labor shortage, per unit margins for both our marketing and trucking businesses increased year-over-year. At our West Coast facility, we experienced lower throughput volumes as a result of supply disruptions at the Tesoro and Exxon West Coast refineries. The lower volumes were offset by slightly higher per unit margins, a trend we have experienced during the past couple of quarters. Based on solid operating results and a reduction in our debt balance due to the Tres Palacios sale, Crestwood Equity’s leverage ratio was approximately 3.25x with increased liquidity at the end of the first quarter 2015. Our confidence in the continued year-over-year growth of the NGL platform, enhanced balance sheet strength at CEQP and the improving distribution outlook at CMLP, supported the board’s decision to continue the current level of CEQP quarterly distribution at $0.1375 per common unit,” added Phillips.

Consolidated First Quarter 2015 Segment Results

Gathering and Processing segment EBITDA totaled $53.1 million in the first quarter 2015, a 15% increase, compared to $46.1 million in the first quarter 2014. During the first quarter 2015, average natural gas gathering volumes increased 10% to 1,241 million cubic feet per day (“MMcf/d”), processing volumes increased 7% to 203 MMcf/d and compression volumes continued to increase to a record 692 MMcf/d, up 54% over the first quarter 2014. The year-over-year increase in segment volumes was driven by facility expansions, new well connects and improving well performance in the Marcellus, Barnett Dry, and PRB Niobrara shale plays offset by a slight decrease in Barnett Rich volumes. All of the assets included in the gathering and processing segment are owned by CMLP.

Storage and Transportation segment EBITDA totaled $38.3 million compared to $38.0 million in the first quarter 2014. Segment EBITDA attributable to assets owned by CMLP was $38.5 million in the first quarter 2015, compared to $36.8 million in the first quarter 2014. On a consolidated basis, the increase was attributable to higher throughput on firm contracts and increased interruptible service volumes. At CMLP, storage and transportation volumes averaged 2,076 MMcf/d in the first quarter 2015, an 13% increase over the first quarter 2014, due to the contribution of Marcellus Dry pipeline capacity expansion projects completed in late 2014 and the first quarter 2015 and a full-quarter contribution from the Tres Palacios Gas Storage LLC joint venture, located on the Gulf Coast, which was formed in the fourth quarter 2014. Importantly, in the recent quarter, Crestwood’s Central New York Oil and Gas Company (“CNYOG”) storage and transportation assets showed strong customer utilization rates and margin contribution, when compared to the first quarter 2014, which was one of the coldest northeast US winter demand periods on record.

NEWS RELEASE

NGL and Crude Services segment EBITDA totaled $62.2 million, a 12% increase, compared to $55.7 million in the first quarter 2014. CMLP’s assets contributed segment EBITDA of $44.4 million in the first quarter 2015, a 69% increase, compared to $26.3 million in the first quarter 2014. CMLP segment growth was driven primarily by Crestwood’s Bakken shale operations which include the Arrow gathering system, acquired in November 2013, and the COLT Hub, which completed its latest facility expansion in the fourth quarter 2014. In the recent quarter, Arrow contributed $18.8 million compared to $8.9 million in the first quarter 2014 and the COLT Hub contributed $17.7 million, compared to $11.6 million in the first quarter 2014. During the first quarter 2015, Arrow crude, gas and water volumes increased 50%, 121% and 102% respectively, from the first quarter 2014. First quarter 2015 COLT Hub rail loading and pipeline volumes were up 25% and 58%, respectively, from the first quarter 2014. CEQP’s NGL and crude services assets contributed $17.8 million of segment EBITDA in the first quarter 2015, compared to $29.4 million in the first quarter 2014. First quarter 2014 segment EBITDA at CEQP included a $10.7 million non-cash gain from the change in the fair value of commodity inventory-related derivative contracts, compared to a $1.1 million loss in the first quarter 2015. Absent these changes in fair value, the EBITDA of these assets would be relatively flat year-over-year.

Corporate expenses, including general and administrative expenses and other income not allocated to the operating segments above, totaled $27.3 million in the first quarter 2015, compared with $27.8 million in the first quarter 2014.

Liquidity

As of March 31, 2015, debt outstanding was primarily composed of $2,150 million of fixed-rate senior notes issued by Crestwood Midstream and $308 million outstanding under Crestwood Equity’s revolving credit facility. In March 2015, Crestwood Midstream issued $700 million of 6.25% unsecured Senior Notes due 2023 in a private offering. The net proceeds from this offering were used to pay down borrowings under the Crestwood Midstream credit facility and for general corporate purposes. On April 8, 2015, Crestwood Midstream used the availability under its credit facility to redeem all outstanding 7.75% Senior Notes due 2019.

Cost Reduction Initiative Update

During the first quarter, Crestwood completed Phase 1 of its company-wide, cost savings initiatives consisting of operational and support function consolidation and a reduction in work force of approximately 10%. As a result, Crestwood reduced first quarter operating expenses and general and administrative expenses (excluding significant costs and unit-based compensation) by $2.8 million and $2.9 million between all Crestwood entities, respectively, from the fourth quarter 2014. Approximately $15 million of overall cost savings will be achieved in 2015, with a run-rate cost savings of $25 million to $30 million annually thereafter.

NEWS RELEASE

Conference Call

Management will host a conference call for investors and analysts of Crestwood today at 9:00 a.m. Eastern Time (8:00 a.m. Central Time) which will be broadcast live over the Internet. Investors may participate in the call either by phone or audio webcast.

By Phone:	Dial 201-689-8037 or 877-407-8037 at least 10 minutes before the call and ask for the Crestwood Earnings Call. A replay will be available for 7 days by dialing 877-660-6853 or 201-612-7415 and using the access code 13608046#.

By Webcast:	Connect to the webcast via the “Presentations” page of Crestwood’s Investor Relations website at www.crestwoodlp.com. Please log in at least 10 minutes in advance to register and download any necessary software. A replay will be available shortly after the call for 90 days.

Non-GAAP Financial Measures

Adjusted EBITDA and distributable cash flow are non-GAAP financial measures. The accompanying schedules of this news release provide reconciliations of these non-GAAP financial measures to their most directly comparable financial measures calculated and presented in accordance with GAAP. Our non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income or operating income or any other GAAP measure of liquidity or financial performance.

Forward-Looking Statements

The statements in this news release regarding future events, occurrences, circumstances, activities, performance, outcomes and results are forward-looking statements. Although these statements reflect the current views, assumptions and expectations of Crestwood’s management, the matters addressed herein are subject to numerous risks and uncertainties which could cause actual activities, performance, outcomes and results to differ materially from those indicated. Such forward-looking statements include, but are not limited to, statements about the future financial and operating results, objectives, expectations and intentions and other statements that are not historical facts. Factors that could result in such differences or otherwise materially affect Crestwood’s financial condition, results of operations and cash flows include, without limitation, the possibility that expected synergies will not be realized, or will not be realized within the expected timeframe; fluctuations in crude oil, natural gas and NGL prices; the extent and success of drilling efforts, as well as the extent and quality of natural gas and crude oil volumes produced within proximity of Crestwood assets; failure or delays by customers in achieving expected production in their oil and gas projects; competitive conditions in the industry and their impact on our ability to connect supplies to Crestwood gathering, processing and transportation assets or systems; actions or inactions taken or non-performance by third parties, including suppliers, contractors, operators, processors, transporters and customers; the ability of Crestwood to consummate acquisitions, successfully integrate the acquired businesses, realize any cost savings and other synergies from any acquisition; changes in the availability and cost of

NEWS RELEASE

capital; operating hazards, natural disasters, weather-related delays, casualty losses and other matters beyond Crestwood’s control; timely receipt of necessary government approvals and permits, the ability of Crestwood to control the costs of construction, including costs of materials, labor and right-of-way and other factors that may impact Crestwood’s ability to complete projects within budget and on schedule; the effects of existing and future laws and governmental regulations, including environmental and climate change requirements; the effects of existing and future litigation; and risks related to the substantial indebtedness, of either company, as well as other factors disclosed in Crestwood Equity’s and Crestwood Midstream’s filings with the U.S. Securities and Exchange Commission. You should read filings made by Crestwood with the U.S. Securities and Exchange Commission, including Annual Reports on Form 10-K and the most recent Quarterly Reports and Current Reports for a more extensive list of factors that could affect results. Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management’s view only as of the date made. Crestwood does not assume any obligation to update these forward-looking statements.

About Crestwood Midstream Partners LP

Houston, Texas, based Crestwood Midstream (NYSE: CMLP) is a master limited partnership that owns and operates midstream businesses in multiple unconventional shale resource plays across the United States. Crestwood Midstream is engaged in the gathering, processing, treating, compression, storage and transportation of natural gas; storage, transportation and terminalling of NGLs; and gathering, storage, terminalling and marketing of crude oil.

About Crestwood Equity Partners LP

Houston, Texas, based Crestwood Equity (NYSE: CEQP) is a master limited partnership that owns the general partner interest, the incentive distribution rights and an approximate 4% limited partner interest of Crestwood Midstream. In addition, Crestwood Equity operates an NGL supply and logistics business that serves customers in the United States and Canada.

Source: Crestwood Equity Partners LP

Crestwood Equity Partners

LP Investor Contact

Josh Wannarka, 713-380-3081

josh.wannarka@crestwoodlp.com

Vice President, Investor Relations

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NEWS RELEASE

CRESTWOOD EQUITY PARTNERS LP

Consolidated Statements of Operations

(in millions, except unit and per unit data)

(unaudited)

	Three Months Ended March 31,		Three Months Ended December 31,
	2015	2014	2014
Revenues:
Gathering and processing	$77.3	$78.6	$83.3
Storage and transportation	45.7	51.0	47.5
NGL and crude services	607.5	841.1	865.8
Related party	1.0	0.9	0.6

	731.5	971.6	997.2
Costs of product/services sold:
Gathering and processing	4.4	7.7	6.3
Storage and transportation	3.3	6.8	3.4
NGL and crude services	513.7	760.5	768.6
Related party	8.3	11.0	10.1

	529.7	786.0	788.4
Expenses:
Operations and maintenance	50.6	44.1	54.6
General and administrative	27.5	27.9	26.8
Depreciation, amortization and accretion	74.2	66.3	76.1

	152.3	138.3	157.5
Other operating income (expense):
Gain (loss) on long-lived assets, net	(1.0)	0.5	(2.7)
Goodwill impairment	—	—	(48.8)
Loss on contingent consideration	—	(2.1)	—

Operating income (loss)	48.5	45.7	(0.2)
Earnings (loss) from unconsolidated affiliates, net	3.4	(0.1)	0.6
Interest and debt expense, net	(33.6)	(31.7)	(31.3)
Other income, net	0.2	0.1	0.2

Income (loss) before income taxes	18.5	14.0	(30.7)
Provision for income taxes	0.4	0.8	—

Net income (loss)	18.1	13.2	(30.7)
Net (income) loss attributable to non-controlling partners	(9.8)	6.4	69.1

Net income attributable to Crestwood Equity Partners LP	$8.3	$19.6	$38.4

Subordinated unitholders’ interest in net income	$0.2	$0.5	$0.9

Common unitholders’ interest in net income	$8.1	$19.1	$37.5

Net income per limited partner unit:
Basic	$0.04	$0.11	$0.21

Diluted	$0.04	$0.11	$0.21

Weighted-average limited partners’ units outstanding (in thousands):
Basic	182,801	181,885	182,022
Dilutive units	4,388	4,388	4,388

Diluted	187,189	186,273	186,410

NEWS RELEASE

CRESTWOOD EQUITY PARTNERS LP

Selected Balance Sheet Data

(in millions)

	March 31, 2015	December 31, 2014
	(unaudited)
Cash	$67.7	$8.8
Outstanding debt:
Crestwood Equity Partners LP (a)
Revolving Credit Facility	$308.0	$369.0
Senior Notes	10.6	11.4
Other	2.7	2.6

Subtotal	$321.3	$383.0
Crestwood Midstream Partners LP (b)
Revolving Credit Facility	$—	$555.0
Senior Notes	2,150.0	1,450.0
Other	7.8	8.5

Subtotal	$2,157.8	$2,013.5
Total debt	$2,479.1	$2,396.5

Total partners’ capital	$5,504.9	$5,584.5

Crestwood Equity Partners LP partners’ capital
Common units outstanding	187.2	186.4

(a)	Crestwood Midstream and its subsidiaries do not provide credit support or guarantee any amounts outstanding under CEQP’s credit facility or senior notes.
(b)	CEQP and its subsidiaries do not provide credit support or guarantee any amounts outstanding under the credit facility or senior notes of Crestwood Midstream.

NEWS RELEASE

CRESTWOOD EQUITY PARTNERS LP

Reconciliation of Non-GAAP Financial Measures

(in millions)

(unaudited)

	Three Months Ended March 31,		Three Months Ended December 31,
	2015	2014	2014
EBITDA
Net income (loss)	$18.1	$13.2	$(30.7)
Interest and debt expense, net	33.6	31.7	31.3
Provision for income taxes	0.4	0.8	—
Depreciation, amortization and accretion	74.2	66.3	76.1

EBITDA (a)	$126.3	$112.0	$76.7
Significant items impacting EBITDA:
Unit-based compensation charges	5.8	5.4	4.9
(Gain) loss on long-lived assets, net	1.0	(0.5)	2.7
Goodwill impairment	—	—	48.8
Loss on contingent consideration	—	2.1	—
Earnings (loss) from unconsolidated affiliates, net	(3.4)	0.1	(0.6)
Adjusted EBITDA from unconsolidated affiliates, net	6.5	1.7	2.9
Change in fair value of commodity inventory-related derivative contracts	1.1	(10.7)	(3.5)
Significant transaction and environmental related costs and other items	4.6	6.5	0.8

Adjusted EBITDA (a)	$141.9	$116.6	$132.7
Distributable Cash Flow
Adjusted EBITDA (a)	$141.9	$116.6	$132.7
Cash interest expense (b)	(31.8)	(30.4)	(29.4)
Maintenance capital expenditures (c)	(5.4)	(7.0)	(9.4)
Provision for income taxes	(0.4)	(0.8)	—
Deficiency payments	(0.6)	1.1	3.5
Public Crestwood Midstream LP unitholders interest in CMLP distributable cash flow (d)	(82.3)	(59.8)	(78.4)

Distributable cash flow attributable to CEQP (e)	$21.4	$19.7	$19.0

(a)	EBITDA is defined as income before income taxes, plus net interest and debt expense, and depreciation, amortization and accretion expense. In addition, Adjusted EBITDA considers the adjusted earnings impact of our unconsolidated affiliates by adjusting our equity earnings or losses from our unconsolidated affiliates for our proportionate share of their depreciation and interest and the impact of certain significant items, such as unit-based compensation expenses, gains and impairments of long-lived assets and goodwill, gains and losses on acquisition-related contingencies, third party costs incurred related to potential and completed acquisitions, certain environmental remediation costs, change in fair value of certain commodity derivative contracts, certain costs related to our 2015 cost savings initiatives, and other transactions identified in a specific reporting period. EBITDA and Adjusted EBITDA are not measures calculated in accordance with GAAP, as they do not include deductions for items such as depreciation, amortization and accretion, interest and income taxes, which are necessary to maintain our business. EBITDA and Adjusted EBITDA should not be considered an alternative to net income, operating cash flow or any other measure of financial performance presented in accordance with GAAP. EBITDA and Adjusted EBITDA calculations may vary among entities, so our computation may not be comparable to measures used by other companies.
(b)	Cash interest expense less amortization of deferred financing costs plus bond premium amortization plus or minus fair value adjustment of interest rate swaps.
(c)	Maintenance capital expenditures are defined as those capital expenditures which do not increase operating capacity or revenues from existing levels.
(d)	Crestwood Midstream distributable cash flow less incentive distributions paid to the general partner and the public LP ownership interest in Crestwood Midstream.
(e)	Distributable cash flow is defined as Adjusted EBITDA, less cash interest expense, maintenance capital expenditures, income taxes, deficiency payments (primarily related to deferred revenue), and public Crestwood Midstream LP unitholders interest in CMLP distributable cash flow. Distributable cash flow should not be considered an alternative to cash flows from operating activities or any other measure of financial performance calculated in accordance with generally accepted accounting principles as those items are used to measure operating performance, liquidity, or the ability to service debt obligations. We believe that distributable cash flow provides additional information for evaluating our ability to declare and pay distributions to unitholders. Distributable cash flow, as we define it, may not be comparable to distributable cash flow or similarly titled measures used by other corporations and partnerships.

NEWS RELEASE

CRESTWOOD EQUITY PARTNERS LP

Reconciliation of Non-GAAP Financial Measures

(in millions)

(unaudited)

	Three Months Ended March 31,		Three Months Ended December 31,
	2015	2014	2014
EBITDA
Net cash provided by operating activities	$156.6	$81.9	$125.8
Net changes in operating assets and liabilities	(59.6)	2.4	(23.4)
Amortization of debt-related deferred costs, discounts and premiums	(2.1)	(1.9)	(2.6)
Interest and debt expense, net	33.6	31.7	31.3
Market adjustment on interest rate swap	0.3	0.6	0.7
Unit-based compensation charges	(5.8)	(5.4)	(4.9)
Gain (loss) on long-lived assets, net	(1.0)	0.5	(2.7)
Goodwill impairment	—	—	(48.8)
Loss on contingent consideration	—	(2.1)	—
Earnings (loss) from unconsolidated affiliates, net	3.4	(0.1)	0.6
Deferred income taxes	0.9	3.8	0.7
Provision for income taxes	0.4	0.8	—
Other non-cash income	(0.4)	(0.2)	—

EBITDA (a)	$126.3	$112.0	$76.7
Unit-based compensation charges	5.8	5.4	4.9
(Gain) loss on long-lived assets, net	1.0	(0.5)	2.7
Goodwill impairment	—	—	48.8
Loss on contingent consideration	—	2.1	—
(Earnings) loss from unconsolidated affiliates, net	(3.4)	0.1	(0.6)
Adjusted EBITDA from unconsolidated affiliates, net	6.5	1.7	2.9
Change in fair value of commodity inventory-related derivative contracts	1.1	(10.7)	(3.5)
Significant transaction related costs and other items	4.6	6.5	0.8

Adjusted EBITDA (a)	$141.9	$116.6	$132.7

(a)	EBITDA is defined as income before income taxes, plus net interest and debt expense, and depreciation, amortization and accretion expense. In addition, Adjusted EBITDA considers the adjusted earnings impact of our unconsolidated affiliates by adjusting our equity earnings or losses from our unconsolidated affiliates for our proportionate share of their depreciation and interest and the impact of certain significant items, such as unit-based compensation expenses, gains and impairments of long-lived assets and goodwill, gains and losses on acquisition-related contingencies, third party costs incurred related to potential and completed acquisitions, certain environmental remediation costs, change in fair value of certain commodity derivative contracts, certain costs related to our 2015 cost savings initiatives, and other transactions identified in a specific reporting period. EBITDA and Adjusted EBITDA are not measures calculated in accordance with GAAP, as they do not include deductions for items such as depreciation, amortization and accretion, interest and income taxes, which are necessary to maintain our business. EBITDA and Adjusted EBITDA should not be considered an alternative to net income, operating cash flow or any other measure of financial performance presented in accordance with GAAP. EBITDA and Adjusted EBITDA calculations may vary among entities, so our computation may not be comparable to measures used by other companies.

NEWS RELEASE

CRESTWOOD EQUITY PARTNERS LP

Segment Data

(in millions)

(unaudited)

	Three Months Ended March 31,		Three Months Ended December 31,
	2015	2014	2014
Gathering and Processing
Revenues	$78.5	$79.5	$84.3
Costs of product/services sold	12.7	18.7	16.4
Operations and maintenance expense	14.9	13.4	18.9
Gain (loss) on long-lived assets, net	(0.3)	0.5	(32.8)
Goodwill impairment	—	—	(18.5)
Loss on contingent consideration	—	(2.1)	—
Earnings from unconsolidated affiliate	2.5	0.3	0.4

EBITDA	$53.1	$46.1	$(1.9)
Storage and Transportation
Revenues	$45.7	$51.0	$47.5
Costs of product/services sold	3.3	6.8	3.4
Operations and maintenance expense	4.3	6.2	4.8
Gain (loss) on long-lived assets	(0.7)	—	33.2
Earnings from unconsolidated affiliate	0.9	—	0.2

EBITDA	$38.3	$38.0	$72.7
NGL and Crude Services
Revenues	$607.5	$841.1	$865.8
Costs of product/services sold	513.9	760.5	769.0
Operations and maintenance expense	31.4	24.5	30.9
Loss on long-lived assets	—	—	(3.1)
Goodwill impairment	—	—	(30.3)
Loss from unconsolidated affiliate	—	(0.4)	—

EBITDA	$62.2	$55.7	$32.5
Total Segment EBITDA	$153.6	$139.8	$103.3
Corporate	(27.3)	(27.8)	(26.6)

EBITDA	$126.3	$112.0	$76.7

NEWS RELEASE

CRESTWOOD EQUITY PARTNERS LP

Operating Statistics

(unaudited)

	Three Months Ended March 31,		Three Months Ended December 31,
	2015	2014	2014
Gathering and Processing (MMcf/d)
Marcellus	652.7	531.0	629.1
Barnett rich	148.8	174.3	162.3
Barnett dry	236.3	212.7	261.3
Fayetteville	79.4	112.8	85.2
PRB Niobrara—Jackalope Gas Gathering (a)	77.5	52.9	68.4
Other	46.3	45.6	44.8

Total gathering volumes	1,241.0	1,129.3	1,251.1
Processing volumes	202.7	189.4	186.5
Compression volumes	691.7	448.0	657.7
Storage and Transportation
Northeast Storage
Storage capacity, 100% firm contracted (Bcf)	34.8	34.8	34.8
Firm storage services (MMcf/d)	414.0	486.2	384.5
Interruptible storage services (MMcf/d)	122.9	66.9	73.9
Northeast Transportation—firm contracted capacity (MMcf/d)	1,102.0	875.0	975.0
% of operational capacity contracted	100%	100%	100%
Firm services (MMcf/d)	1,180.3	893.3	1,192.8
Interruptible services (MMcf/d)	177.4	385.6	208.5
Gulf Coast Storage—firm contracted capacity (Bcf) (b)	23.5	16.8	13.6
% of operational capacity contracted	61%	42%	35%
Firm storage services (MMcf/d) (b)	111.5	166.3	56.2
Interruptible services (MMcf/d) (b)	69.9	24.4	145.1
NGL and Crude Services
Arrow Midstream
Crude oil (MBbls/d)	66.4	44.1	65.8
Natural gas (MMcf/d)	44.7	20.2	42.9
Water (MBbls/d)	25.1	12.4	19.3
COLT Hub
Rail loading (MBbls/d)	122.5	98.1	111.9
Connector pipeline (MBbls/d) (c)	4.0	6.6	7.8
Crude barrels trucked (MBbls/d)	30.0	4.8	21.0
Total Bakken crude barrels handled (MBbls/d)	222.9	153.6	206.5
Douglas terminal rail loading (MBbls/d) (a)	5.3	3.2	7.5
NGL Operations
Storage capacity, 100% contracted (MBbls)	1,700.0	1,500.0	1,500.0
Supply & Logistics volumes sold (MBbls/d)	118.4	102.8	97.4
West Coast volumes sold or processed (MBbls/d)	36.3	40.7	40.4
NGL volumes trucked (MBbls/d)	77.6	100.5	82.7

(a)	Represents 50% owned joint venture, operational data reported at 100%.
(b)	In December 2014, we sold our 100% interest in Tres Palacios Gas Storage LLC, to a joint venture formed by Crestwood Midstream (owns a 50.01% interest) and Brookfield Infrastructure Group (owns a 49.99% interest), operational data reported is at 100%.
(c)	Represents only throughput leaving the terminal. Total connector pipeline throughput, including receivables was 33.5 MBbls/d, 21.2 MBbls/d, and 36.5 MBbls/d for the three months ended March 31, 2015, March 31, 2014 and December 31, 2014.